EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 33-49758, 33-85744, 333-07541, 333-85131, 333-65812, 333-84356, 333-102185, 333-112815 and 333-131703) and Forms S-3 (Nos. 333-69999, 333-53484 and 333-98475) of Abaxis, Inc. of our reports dated June 13, 2007 relating to the financial statements and financial statement schedule of Abaxis, Inc. as of March 31, 2007 and 2006 and for each of the two years in the period ended March 31, 2007, management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2007 and the effectiveness of internal control over financial reporting as of March 31, 2007, which appear in this Annual Report on Form 10-K.
/s/ Burr, Pilger & Mayer LLP
Palo Alto, California
June 13, 2007